Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces First Quarter 2014 Results

•                  Diluted earnings per share of $0.37 for the three months ended March 31, 2014, compared to $0.36 for the three months ended March 31, 2013.

•                  Net interest income for the three months ended March 31, 2014 was $13.2 million, compared to $12.2 million for the three months ended March 31, 2013, an increase of 8.0%.

•                  Net interest margin has increased to 3.36% of the three months ended March 31, 2014 compared to 3.22% for the three months ended March 31, 2013.

•                  Board of Directors approved an increase in its quarterly cash dividend from $0.14 to $0.15 per share. This is the Company’s 17th consecutive quarterly dividend.

•                  The Company completed its fifth share repurchase program. We returned 151% of our first quarter’s net income back to shareholders in the form of dividends and share repurchases.

Honolulu, Hawaii, May 1, 2014 - Territorial Bancorp Inc. (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.5 million or $0.38 per basic and $0.37 per diluted share for the three months ended March 31, 2014, compared to $3.6 million or $0.37 per basic and $0.36 per diluted share for the three months ended March 31, 2013.  The slight reduction in net income for the first quarter of 2014 was primarily due to decreases in the gain on sale of loans and in the gain on sale of investment securities.  They were offset, in part, by an increase in net interest income.  The decrease in net income did not cause a decline in basic or diluted earnings per share because of a reduction in the weighted-average shares outstanding, which resulted from the Company successfully completing its fifth share repurchase program in February of 2014.

The Company also announced that its Board of Directors approved an increase in its quarterly cash dividend from $0.14 to $0.15 per share.  The dividend is expected to be paid on May 29, 2014 to stockholders of record as of May 15, 2014.

Allan Kitagawa, Chairman and Chief Executive Officer, said “We continue to focus on improving long-term shareholder returns and the effective utilization of our capital.  We completed our fifth stock repurchase program in February 2014 and increased our dividend to $0.15 from $0.14 per share of common stock.  As a result, we returned 151% of our first quarter’s net income back to shareholders in the form of dividends and share repurchases.

Interest Income

Net interest income increased to $13.2 million for the three months ended March 31, 2014 from $12.2 million for the three months ended March 31, 2013. Total interest and dividend income was $14.7 million for the three months ended March 31, 2014 compared to $13.9 million for the three months ended March 31, 2013. The $775,000 increase in interest and dividend income was primarily due to an increase of $520,000 in interest earned on investment securities and an increase of $310,000 of interest earned on loans. This was offset, in part, by a $55,000 reduction in interest earned from other investments.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.5 million for the three months ended March 31, 2014 compared to $1.7 million for the three months ended March 31, 2013.  The decrease in interest expense was primarily due to a $134,000 reduction of interest expense on securities sold under agreements to repurchase and a $66,000 reduction of interest expense on deposits and Federal Home Loan Bank advances.  These reductions were primarily due to the payoff of higher costing securities sold under agreements to repurchase and a decrease in the cost of deposits which occurred in this lower interest rate environment. During the first quarter of 2014, there was a $9,000 provision for loan losses compared to $18,000 for the first quarter of 2013.

Noninterest Income

Noninterest income was $1.4 million for the three months ended March 31, 2014 compared to $2.4 million for the three months ended March 31, 2013.  The reduction in noninterest income was primarily due to a $566,000 decrease in gain on sale of loans and a $542,000 decrease in gain on sale of investment securities.  This was partially offset by a $61,000 increase in other noninterest income and a $47,000 increase in income on bank-owned life insurance.

Noninterest Expense

Noninterest expense increased to $8.9 million for the three months ended March 31, 2014 as compared to $8.7 million for the three months ended March 31, 2013.  The increase in noninterest expense was primarily due to an increase in occupancy expense that includes rent, depreciation and repairs and maintenance expenses.

Income Taxes and Net Income

A $166,000 decrease in income before taxes and a slight increase in the effective tax rate caused net income for the first quarter of 2014 to be $179,000 lower than net income for the first quarter of 2013.

Assets and Equity

Total assets increased to $1.640 billion at March 31, 2014 from $1.617 billion at December 31, 2013.  Loans receivable grew to $872.6 million at March 31, 2014 from $856.5 million at December 31, 2013 as residential mortgage loan originations exceeded loan repayments and sales. Investment securities increased to $623.6 million as of March 31, 2014 from $613.4 million at December 31, 2013 as new securities purchased exceeded the amount of repayments and sales.  The growth in loans receivable and investment securities was funded by an increase in deposits.  Deposits increased to $1.317 billion at March 31, 2014 from $1.289 billion at December 31, 2013.  Total stockholders’ equity decreased to $211.4 million at March 31, 2014 from $212.1 million at December 31, 2013.  The decrease in stockholders’ equity occurred because the total share repurchases and dividend payments exceeded the current quarter’s earnings.  The Company completed its fifth share repurchase program.  Through March 31, 2014, the Company repurchased 2,699,253 shares, compared to 2,528,259 shares at December 31, 2013.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.0 million (3 loans) at March 31, 2014, compared to $1.6 million (5 loans) at December 31, 2013.  Non-performing assets totaled $5.1 million at March 31, 2014 compared to $6.0 million at December 31, 2013.  The ratio of non-performing assets to total assets of 0.31% at March 31, 2014 continues to remain one of the lowest in the country.  The allowance for loan losses at March 31, 2014 and December 31, 2013 was $1.5 million and represented 0.17% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2014	3/31/2013
Interest and dividend income:
Investment securities	$5,074	$4,554
Loans	9,540	9,230
Other investments	43	98

Total interest and dividend income	14,657	13,882

Interest expense:
Deposits	1,091	1,120
Advances from the Federal Home Loan Bank	66	103
Securities sold under agreements to repurchase	343	477

Total interest expense	1,500	1,700

Net interest income	13,157	12,182

Provision for loan losses	9	18

Net interest income after provision for loan losses	13,148	12,164

Noninterest income:
Service fees on loan and deposit accounts	499	501
Income on bank-owned life insurance	268	221
Gain on sale of investment securities	346	888
Gain on sale of loans	79	645
Other	166	105

Total noninterest income	1,358	2,360

Noninterest expense:
Salaries and employee benefits	5,363	5,352
Occupancy	1,422	1,251
Equipment	914	872
Federal deposit insurance premiums	199	190
Other general and administrative expenses	966	1,051

Total noninterest expense	8,864	8,716

Income before income taxes	5,642	5,808

Income taxes	2,180	2,167

Net income	$3,462	$3,641

Basic earnings per share	$0.38	$0.37
Diluted earnings per share	$0.37	$0.36
Cash dividends declared per common share	$0.14	$0.12
Basic weighted-average shares outstanding	9,187,540	9,917,359
Diluted weighted-average shares outstanding	9,380,160	10,117,034

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	3/31/2014	12/31/2013
Assets
Cash and cash equivalents	$72,147	$75,365
Investment securities held to maturity, at amortized cost (fair value of $617,078 and $598,007 at March 31, 2014 and December 31, 2013, respectively)	623,609	613,436
Federal Home Loan Bank stock, at cost	11,579	11,689
Loans held for sale	1,017	2,210
Loans receivable, net	872,631	856,542
Accrued interest receivable	4,419	4,310
Premises and equipment, net	6,058	6,056
Bank-owned life insurance	40,510	40,243
Deferred income taxes receivable	5,734	5,075
Prepaid expenses and other assets	2,303	1,978

Total assets	$1,640,007	$1,616,904

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,317,308	$1,288,709
Advances from the Federal Home Loan Bank	15,000	15,000
Securities sold under agreements to repurchase	72,000	72,000
Accounts payable and accrued expenses	21,082	23,933
Current income taxes payable	806	1,414
Advance payments by borrowers for taxes and insurance	2,417	3,708

Total liabilities	1,428,613	1,404,764

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,880,383 and 10,051,377 shares at March 31, 2014 and December 31, 2013, respectively	99	101
Additional paid-in capital	74,266	77,340
Unearned ESOP shares	(7,218)	(7,340)
Retained earnings	147,959	145,826
Accumulated other comprehensive loss	(3,712)	(3,787)

Total stockholders’ equity	211,394	212,140

Total liabilities and stockholders’ equity	$1,640,007	$1,616,904

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

March 31, 2014

	Three Months Ended
	March 31,
	2014	2013
Performance Ratios (annualized):

Return on average assets	0.85%	0.93%
Return on average equity	6.54%	6.64%
Net interest margin on average interest earning assets	3.36%	3.22%

	At March	At December
	31, 2014	31, 2013
Selected Balance Sheet Data:

Book value per share (1)	$21.40	$21.11
Stockholders’ equity to total assets	12.89%	13.12%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,033	$1,577
Non-performing assets (2)	5,120	6,000
Allowance for loan losses	1,485	1,486
Non-performing assets to total assets	0.31%	0.37%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	29.00%	24.77%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs